UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMERICAN GOLDRUSH CORPORATION

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1155 West Pender, Suite 708

Vancouver, British Columbia V6E 2P4

Tel: (604) 974-1175

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. _

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. _X_

Securities Act registration statement file number to which this form relates:

File No. 333-120722 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, no par value (Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The following description of the authorized capital of American Goldrush Corporation (the “Company” or “we”) does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, which is included as an exhibit to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Canada Business Corporations Act.

We are authorized to issue an unlimited number of shares of our Common Stock, no par value (“Common Shares”), of which 39,557,350 shares are issued and outstanding as of May 26, 2005. Our Articles of Incorporation authorizes an unlimited number of preferred shares, no par value, none of which are outstanding.

Common Shares

Subject to the rights of holders of preferred shares in the future, if any, holders of our Common Shares are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to our Common Shares. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our preferred shares, if any, our assets will be divided pro rata on a per share basis among the holders of our Common Shares. The Common Shares are not subject to any liability for further assessments.

Each holder of the Common Shares is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of the Common Shares have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Shares

The preferred shares are not included in this registration statement. None of our preferred shares are currently outstanding. Our Board of Directors has the authority, without further action by the holders of the outstanding Common Shares, to issue preferred shares with rights superior to the rights of the holders Common Shares from time to time in one or more series, to fix the number of shares constituting any series, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference or such series. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of Common Shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue an unlimited number of shares of preferred stock in order to raise capital for our operations, the ownership interest of the holders of Common Shares may be diluted which results in the percentage of ownership of such holders in us decreasing.

Warrants

We have warrants outstanding to purchase an aggregate of 28,500,000 Common Shares. Of these warrants, 9,500,000 are exercisable at CDN $0.10 per share, which are exercisable beginning

October 30, 2006 and expire October 30, 2008; 9,500,000 are exercisable at CDN $1.46 per share, which are exercisable beginning October 30, 2006 and expire October 30, 2009; and 9,500,000 are exercisable at CDN $1.52 per share, which are exercisable beginning October 30, 2006 and expire October 30, 2010. The warrants are non-transferable and provide for a cashless exercise option.

We have the right, in our sole and absolute discretion, to (i) accelerate the exercise date of the warrants to a date which is prior to the date the warrants can be exercised and /or (ii) reduce the exercise price. If we exercise our right to do so, we shall provide notice thereof to the warrantholder.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Articles of Amendment*
3.3	Bylaws*
4.1	Specimen Stock Certificate*
4.2	Form of Class A Warrant*
4.3	Form of Class B Warrant*
4.4	Form of Class C Warrant*

* Previously filed with the Registrant’s Registration Statement on Form F-1, file number 333-120722, filed with the SEC on November 22, 2005, and incorporated herein by reference

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American Goldrush Corporation

By:	/s/ Ronald Blomkamp
Ronald Blomkamp
President and Chief Executive Officer

Date:	June 1, 2005